Exhibit 99.1

Infinite Reality, Inc. and ReKTGlobal Announce

Close of Half Billion Dollar Acquisition Deal

New York and Los Angeles - (July 5, 2022) – Infinite Realty, Inc., the Metaverse innovation and entertainment company, today announced the close of their previously reported $470 million acquisition of esports and entertainment conglomerate ReKTGlobal, Inc., based on an equity valuation for iR of $2 billion, for a combined post-close valuation of $2.47 billion

As part of the deal, Infinite Reality will consolidate ReKT’s robust entertainment and esports business into their already impressive array of creative tools covering social, gaming, virtual and remote production, NFT minting, UGLC, and Metaverse creation. Infinite Reality’s comprehensive vision is bolstered by ReKT’s previous acquisitions of content creation and marketing company Greenlit Content; renowned digital media agency Fearless Media; fan engagement and monetization platform FullCube, and digital talent management company TalentX Entertainment. This will also be Infinite Reality’s first foray into competitive global esports as they welcome onboard ReKT-owned League of Legends LEC champions Team Rogue and Call of Duty League’s London Royal Ravens. These franchise acquisitions were approved by Riot Games and Activision Blizzard.

ReKTGlobal’s impressive leadership team, including founders Dave Bialek and Amish Shah, will join iR’s experienced leaders, and operate under the Infinite Reality banner with combined offices now in New York, Los Angeles, Las Vegas, Charlotte, London, and Berlin. ReKT’s multi-faceted approach maximizes marketing potential via both classic marketing and influencer marketing to build solid foundations for brand, creator, and fan relationships. Together, the companies will continue to propel Infinite Reality forward and further cement its position at the forefront of Web3, creator empowerment, and Metaverse opportunities.

“All of us at Infinite Reality are thrilled to have concluded the acquisition of ReKTGlobal.” says Infinite Reality CEO John Acunto, “ReKT’s senior leadership team adds tremendous insight and experience, and the various businesses align strategically with Infinite Reality’s push to become the world leading Metaverse innovation and entertainment company. The whole is most definitely greater than the sum of its parts.”

“This is the beginning of the exciting next chapter in ReKT’s evolution, and it is firmly planted in the future,” said Amish Shah, ReKTGlobal Founder and Chairman. With the unlimited potential opportunity in the Metaverse, our two companies can and will blaze a trail of innovation that will be a dominant, unstoppable force in the marketplace for decades to come.”

“With the robust resources of our now officially combined entity, we can steward forward-looking brands into this new and evolving world, which will transform the future of business, entertainment, socializing, and learning,” said ReKTGlobal co-founder and CEO Dave Bialek.

Earlier this year, Infinite Reality announced it entered into a definitive merger agreement with NYSE-listed Universal Security Instruments, Inc. (NYSE: UUU) and secured a Standby Equity Purchase Agreement with Yorkville Advisors Global, LP for up to $200 million upon completion of the merger with Universal Security Instruments. Completion of the announced merger with Universal Security Instruments remains subject to approval by shareholders of both Infinite Reality and Universal Security Instruments, as well as clearance by the Securities and Exchange Commission and stock exchange listing.

Forward Looking Statements

This communication contains “forward-looking statements.” Forward- looking statements are generally identified by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. These statements are only predictions. Infinite Reality has based these forward-looking statements largely on their then-current expectations about future events as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond each of Infinite Reality’s control. Events could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with the ability to obtain the shareholder approval required to consummate the proposed transactions and the timing of the closing of the proposed transaction; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transactions; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the proposed transactions, (iv) statements regarding future events, actions or performance. Accordingly, forward-looking statements are not guarantees and you should not rely upon forward-looking statements as predictions of future events. Infinite Reality cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, Infinite Reality undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of an unanticipated event.

This Communication is Not a Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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About Infinite Reality, Inc.

Infinite Reality, Inc. is fostering a revolution of data, commerce, online authenticity, and digital transparency. Our vision of an open Metaverse makes each brand, creator, and fan the master of their own internet experience, their own data, the ways in which they distribute content and sell products, and the ways in which they interact with one another. iR provides the tools and services that companies and creators need to develop compelling open Metaverse experiences. Our Metaverse Empowerment Group advises, manages, designs, and oversees these custom features leveraging our expert internal and creator community resources. iR’s Entertainment division, anchored by Thunder Studios, provides production, broadcasting, and streaming services to the world’s best talent, brands, and creators. Infinite Reality has all of the resources to seamlessly create and broadcast content into and from the Metaverse. For more information visit theinfinitereality.com.

About ReKTGlobal

ReKTGlobal is at the forefront of what matters most to Gen Z audiences. It is a cutting-edge digital entertainment organization that helps connect brands with what’s now and what’s next, from traditional sports and esports to social media, music, and more. ReKT is the parent company to digitally-native brands including championship esports organizations Rogue and the London Royal Ravens, content creator collectives SwayLA and MADGMR, and the creator economy/NIL monetization app, Fullcube. ReKT is also home to the esports industry’s most robust media and marketing agency business, consulting brands, properties, and influencers. For more information visit rektglobal.com.

Media Contact:
press@theinfinitereality.com